EXHIBIT (a)(1)(i)

PGT, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK
FOR A NUMBER OF REPLACEMENT OPTIONS

THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 5:00 P.M. EASTERN TIME ON APRIL 6, 2010
UNLESS THIS OFFER IS EXTENDED

PGT, Inc., which, together with its wholly-owned subsidiary, is sometimes referred to herein as the “Company,” “PGT,” “our,” “us,” or “we,” is offering eligible employees the opportunity to exchange certain outstanding options to purchase shares of our common stock for an equal number of replacement options to purchase shares of our common stock to be granted under the PGT, Inc. 2006 Equity Incentive Plan (as amended to permit such an option exchange, and as may be further amended or supplemented, the “2006 Plan”). We expect to grant the replacement options on the date we cancel the options accepted for exchange, which will be the completion date of this offer. We expect that April 6, 2010, will be the completion date of the Offer, but if the offer is extended by us, the completion date is expected to be the expiration date of the offer, as so extended.

We are making this offer (“Offer”) upon the terms and subject to the conditions set forth in this Offer to Exchange Certain Outstanding Options to Purchase Common Stock for a Number of Replacement Options (this “Offer to Exchange”) and in the related Election Concerning Exchange of Stock Options form (the “Election Form” and, together with this Offer to Exchange, as they may be amended from time to time, the “Offer Materials”).  The Offer and the transactions contemplated by the Offer Materials are referred to herein as the “Option Exchange.” The grant of replacement options pursuant to the 2006 Plan is subject to, among other things, the approval by our stockholders at our annual meeting to be held on April 6, 2010, of an amendment to the 2006 Plan to permit the Option Exchange. If our stockholders do not approve the amendment of the 2006 Plan to permit the Option Exchange, then the replacement options described herein will not be granted, and eligible employees will continue to hold their existing options.  JLL Partners Fund IV, L.P. (“JLL Fund IV”), which beneficially owns approximately 52.6% of the outstanding shares of our common stock, has indicated to us that it intends to vote its shares of our common stock in favor of the amendment of the 2006 Plan to permit the Option Exchange.

Options eligible for exchange (“eligible options”) are those options, whether vested or unvested, which meet all of the following requirements:

•	have an exercise price of at least $3.09 per share, which is approximately 193% of the closing price of our common stock as quoted on the Nasdaq Global Market at the commencement of this Offer;

•	were granted under either the 2006 Plan or our 2004 Stock Incentive Plan (the “2004 Plan”); and

•	are outstanding and unexercised as of the completion date of this Offer.

You are eligible to participate in this Offer (an “eligible employee”) only if you meet all of the following requirements:

•	you are an employee of PGT on the date this Offer commences and you remain an employee of PGT through the completion date of this Offer;

•	you are not a member of our Board of Directors or one of our officers; and

•	you hold at least one eligible option as of the commencement of this Offer.

The outstanding options that you hold under our equity incentive plans give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. Thus, when we use the term “option” in the Offer Materials, we refer to the actual options you hold to purchase shares of our common stock and not to the shares of our common stock underlying those options.

All eligible options that we accept pursuant to the Offer Materials will be cancelled on the completion date of this Offer, currently scheduled for April 6, 2010, and options elected for exchange will no longer be exercisable after that time.

We will grant the replacement options under the 2006 Plan on the completion date, which will be the date that we cancel the options accepted for exchange.

Exchange Ratio.  The exchange ratio for the Option Exchange is 1 to 1 (that is, for every share underlying an existing eligible option, one share will underlie a replacement option granted in the Option Exchange). If you are eligible to participate, you must exchange all or none of the outstanding options that were granted to you on a single grant date and at the same exercise price. If you have previously exercised a portion of your options granted on a single grant date and at the same exercise price, only the portion of options which have not yet been exercised will be eligible to be exchanged.

Exercise Price of Replacement Options.  The replacement options will have an exercise price per share equal to “Fair Market Value,” as that term is defined in the 2006 Plan, on their date of grant, which means the closing sales price per share of our common stock as quoted on the Nasdaq Global Market on the last trading day preceding the completion date of the Offer.  There can be no assurance that the exercise price of the replacement options will be less than the exercise price of the eligible options.

Vesting of Replacement Options.  The replacement options will vest with respect to one fifth of the shares (rounded to the nearest whole share) on each of the first, second, third, fourth, and fifth anniversaries of the completion date, subject to the recipient’s continued employment with PGT. This means that all replacement options will be completely unvested on the completion date of the Offer, regardless of whether the surrendered options were partially or wholly vested.

Term of Replacement Options.  The replacement options will have a term of ten years measured from the completion date.

Other Terms and Conditions of the Replacement Options.  Except as set forth herein, the replacement options will be governed by the terms and conditions of the 2006 Plan and the applicable replacement option agreement.

Replacement Options As Non-Qualified Stock Options.  Replacement options will be treated as non-qualified stock options for U.S. federal income tax purposes.

No Recommendation.  Although our Board of Directors has approved this Offer, neither we nor our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision regarding whether to elect to exchange your options.

Conditions to the Offer.  This Offer is not conditioned upon the valid tender for exchange of a minimum aggregate number of options. This Offer is subject to certain other conditions, including the approval by our stockholders of an amendment to the 2006 Plan to permit the Option Exchange.  We describe these conditions in Section 6 of the Offer.

Recent Trading Price of Our Common Stock.  Shares of our common stock are quoted on the Nasdaq Global Market under the symbol “PGTI.” On March 5, 2010, the closing sales price of our common stock as quoted on the Nasdaq Global Market was $1.60 per share. The current market price of our common stock, however, is not necessarily indicative of future stock prices, and we cannot predict what the closing price of our common stock will be on the date the replacement options are granted. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

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See the section entitled “Risk Factors” for a discussion of risks that you should consider before tendering your eligible stock options for exchange in the Offer.

THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR FOREIGN SECURITIES COMMISSION, NOR HAS THE U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS OPTION EXCHANGE OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMPORTANT

If you wish to tender your current options for exchange pursuant to this Offer, you must complete and sign the Election Form (as attached to this Offer to Exchange) in accordance with its instructions, and mail, fax, or otherwise deliver it and any other required documents to us at PGT, Inc., 1070 Technology Drive, North Venice, Florida 34275 (attn: Corporate Secretary), facsimile number (941) 480-2767. We must receive all of the required documents in North Venice, Florida by 5:00 p.m., Eastern Time, on April 6, 2010, unless the Offer is extended by the Company. Late forms will not be accepted.

You should direct questions about the Offer or requests for assistance to PGT’s Vice President, General Counsel, and Secretary, Mario Ferrucci III, by e-mail at mferrucci@pgtindustries.com, or by telephone at (941) 480-2700. The decision to participate in the Offer is an individual one that should be based on a variety of factors, and you are encouraged to consult with your own personal advisors if you have any questions about your legal, financial, or tax situation.

PGT HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON ITS BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. PGT HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION, OR INFORMATION AS HAVING BEEN AUTHORIZED BY PGT.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF PGT OR TO AFFECT PGT’S RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION.

PGT RESERVES THE RIGHT TO AMEND OR TERMINATE THE 2006 PLAN AT ANY TIME IN ACCORDANCE WITH ITS TERMS, AND THE GRANT OF AN OPTION UNDER THE 2006 PLAN OR THIS OFFER DOES NOT IN ANY WAY OBLIGATE PGT TO GRANT ADDITIONAL OPTIONS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OPTION EXCHANGE IN ANY FUTURE YEAR. THE GRANT OF AN OPTION AND ANY FUTURE OPTIONS GRANTED UNDER THE 2006 PLAN OR IN RELATION TO THIS OFFER IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION, OR SIMILAR PAY, OTHER THAN TO THE EXTENT REQUIRED BY LAW.

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OFFER TO EXCHANGE

TABLE OF CONTENTS

SUMMARY TERM SHEET		1
RISK FACTORS		8
THIS OFFER		11
1.	Eligibility; Number of Options; Completion Date.	11
2.	Purpose of this Offer.	12
3.	Procedures for Electing to Exchange Eligible Options.	13
4.	Rights to Change and Withdraw Elections.	14
5.	Acceptance of Eligible Options for Exchange and Grant of Replacement Options.	15
6.	Conditions of this Offer.	15
7.	Price Range of Common Stock Underlying the Options.	17
8.	Source and Amount of Consideration; Terms of Replacement Options.	17
9.	Information Concerning PGT.	20
10.	Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning the Options.	30
11.	Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer.	32
12.	Agreements; Legal Matters; Regulatory Approvals.	32
13.	Material U.S. Federal Income Tax Consequences.	32
14.	Extension of Offer; Termination; Amendment.	33
15.	Fees and Expenses.	34
16.	Additional Information.	34
17.	Miscellaneous.	35

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this Offer. We urge you to read carefully the following questions and answers, as well as the remainder of this Offer to Exchange and the Election Form. When applicable, we have included section references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this question-and-answer summary. Because each of you is in a different financial situation, we suggest that you consult with your personal financial and tax advisors before deciding to participate in this Offer. We also encourage you to review the information in our annual report on Form 10-K for the year ended January 3, 2009, and in our other filings with the United States Securities and Exchange Commission (“SEC”), because these documents contain important financial information and other information about us. These filings may be obtained without charge from us or from the SEC. See “The Offer: Section 16, Additional Information.”

For your ease of use, the questions have been separated into three sections:

1.	The Option Exchange.

2.	Administration of the Offer.

3.	Other Important Questions.

The Option Exchange

1.         What is the Option Exchange?

The Option Exchange is an offer by PGT to allow eligible employees of PGT to exchange their outstanding options that have an exercise price of at least $3.09 per share, which is approximately 193% of the closing price of our common stock as quoted on the Nasdaq Global Market at the commencement of this Offer, for an equal number of new unvested stock options, which we refer to as replacement options, at a new exercise price. The Offer is being made subject to the approval by our stockholders of an amendment to the 2006 Plan to permit the Option Exchange.  See Section 6 of the Offer below for additional information.

The replacement options will be granted on the date we cancel the options accepted for exchange, which will be the completion date of this Offer. The replacement options will have the terms and be subject to the conditions provided for in the 2006 Plan. The terms and conditions of the replacement options will be similar to the terms and conditions of your existing options, except that: (i) the replacement options will be granted on the date that your tendered options are cancelled; (ii) the replacement options will vest with respect to one fifth of the shares (rounded to the nearest whole share) on each of the first, second, third, fourth, and fifth anniversaries of the completion date, subject to your continued employment with PGT; (iii) the exercise price per share of the replacement options will be equal to “Fair Market Value,” as that term is defined in the 2006 Plan, on their date of grant, which means the closing sales price per share of our common stock as quoted on the Nasdaq Global Market on the last trading day preceding the completion date of the Offer; and (iv) the replacement options will have a new term of ten years measured from the completion date of the Offer.

2.         Why are we making this Offer?

We are making this Offer because a considerable number of our eligible employees have stock options with exercise prices significantly above the recent trading prices of our common stock. These options were originally granted to give employees a stake in the growth and success of our Company and to provide them with an additional financial incentive to remain with PGT and work toward the success of our business. This Option Exchange is voluntary and will allow eligible employees to choose whether to keep their existing stock options at existing exercise prices and vesting schedules or to exchange those options for replacement options to be granted upon the cancellation of existing options. By making this Offer, we intend to provide our eligible employees with the compensatory benefit of owning options that, over time, may have a greater potential to increase in value. In addition, we believe the Option Exchange will provide better performance incentives for our eligible employees and thereby maximize stockholder value. See Section 2 of the Offer below for additional information.

3.         How does the Option Exchange work?

We are offering to exchange outstanding eligible options that have an exercise price of at least $3.09 per share for an equal number of replacement options. The outstanding options that you hold give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. Thus, when we use the term “option” in the Offer Materials, we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options.

Replacement options will be granted at an exercise price per share equal to “Fair Market Value,” as that term is defined in the 2006 Plan, on their date of grant, which means the closing sales price per share of our common stock as quoted on the Nasdaq Global Market on the last trading day preceding the completion date of the Offer. Participating in the Option Exchange requires an eligible employee to make a voluntary election to tender eligible options prior to 5:00 p.m., Eastern Time, on April 6, 2010, unless this Offer is extended by the Company, after which time such election will be irrevocable.

Unless prevented by law or applicable regulations, options accepted for exchange will be cancelled and replacement options under our 2006 Plan will be granted on the completion date of the Offer.

The replacement options will vest with respect to one fifth of the shares (rounded to the nearest whole share) on each of the first, second, third, fourth, and fifth anniversaries of the completion date, subject to the recipient’s continued employment with PGT. This means that all replacement options will be completely unvested on the completion date of the Offer, regardless of whether the surrendered options were partially or wholly vested.

4.         What options are eligible for this Offer?

Options eligible for exchange are those that:

•	have an exercise price of at least $3.09 per share, which is approximately 193% of the closing price of our common stock as quoted on the Nasdaq Global Market at the commencement of this Offer;

•	were granted under either the 2006 Plan or the 2004 Plan; and

•	are outstanding and unexercised as of the completion date of this Offer.

See Section 1 of the Offer below for more information.

5.         Who is eligible to participate in this Offer?

You are eligible to participate in this Offer only if you meet all of the following requirements:

•	you are an employee of PGT on the date this Offer commences and you remain an employee of PGT through the completion date of this Offer;

•	you are not a member of our Board of Directors or one of our officers; and

•	you hold at least one eligible option as of the commencement of this Offer.

See Section 1 of the Offer below for more information.

6.         Do I have to participate in the Option Exchange?

No, the program is strictly voluntary. Eligible employees have a period of at least twenty (20) U.S. business days in which to decide whether to participate in the Offer. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday, or U.S. federal holiday and consists of the time from 12:01 a.m. through 12:00 midnight, Eastern Time. The offering period began on March 8, 2010, and we currently anticipate that it will close at 5:00 p.m., Eastern Time, on April 6, 2010.

7.         What if I leave PGT before the completion date of the Offer?

If you are no longer employed by PGT, whether voluntarily, involuntarily, or for any other reason, on the completion date of this Offer, you will not be able to participate in the Option Exchange.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF PGT AS DESCRIBED ABOVE ON THE COMPLETION DATE OF THE OFFER, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN, AND YOU WILL NOT PARTICIPATE IN THIS OFFER. YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF TERMINATION OF YOUR EMPLOYMENT, YOU MAY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF EMPLOYMENT IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED. See Sections 1 and 5 of the Offer below for additional information.

8.         If I participate, what will happen to my exchanged options?

We expect that options that you elect to exchange will be cancelled on April 6, 2010, unless this Offer is extended by us, in which case such options will be cancelled on the completion date of this Offer, as extended. Shares subject to cancelled options granted under the 2004 Plan will be available for future awards under the 2004 Plan. Shares subject to cancelled options granted under the 2006 Plan will be available for future awards under the 2006 Plan.

9.         What happens to eligible options that I choose not to exchange or that you do not accept for exchange?

Eligible options that you choose not to exchange or that we do not accept for exchange remain outstanding and retain their existing terms, exercise prices, and vesting schedules.

10.         Am I eligible to receive future grants if I participate in this Offer?

After amending the 2006 Plan and completing the Option Exchange, our board of directors expects to discontinue for the foreseeable future annual equity-based awards to employees (including annual awards to our named executive officers), other than awards provided to new employees.

11.         Why can't I just be granted additional options?

Because of the large number of options with exercise prices of at least $3.09, an additional grant of new options to all holders of such options, without canceling the existing options, could have a severe dilutive effect on our common stock and could significantly increase the number of our outstanding shares.

12.         What are the conditions to this Offer?

This Offer is not conditioned upon the valid tender for exchange of a minimum aggregate number of options. This Offer is subject to certain other conditions, including the approval by our stockholders of an amendment to the 2006 Plan to permit the Option Exchange. See Section 6 of the Offer below for more information.

Administration of the Offer

13.         How do I participate in this Offer?

If you wish to tender your current options for exchange pursuant to this Offer, you must complete and sign the Election Form (as attached to this Offer to Exchange) in accordance with its instructions, and mail, fax, or otherwise deliver it and any other required documents to us at PGT, Inc., 1070 Technology Drive, North Venice, Florida 34275 (attn: Corporate Secretary), facsimile number (941) 480-2767. We must receive all of the required documents in North Venice, Florida by 5:00 p.m., Eastern Time, on April 6, 2010, unless the Offer is extended by the Company. Late forms will not be accepted.

If you do not turn in your Election Form prior to 5:00 p.m., Eastern Time, on April 6, 2010, or such time as the Offer is extended by us, then you will not participate in this Offer, and all eligible options you currently hold will remain intact at their original price and with their original terms.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. IT IS YOUR RESPONSIBILITY TO ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY TO AND RECEIPT BY US.

See Section 3 of the Offer below for more information.

14.         How do I find out the details about my existing stock options?

You will receive, together with a copy of this Offer to Exchange, an Election Form from PGT that details your outstanding options that are eligible for exchange in the Option Exchange. For additional information about the stock options you hold, please contact PGT’s Vice President, General Counsel, and Secretary, Mario Ferrucci III, by e-mail at mferrucci@pgtindustries.com, or by telephone at (941) 480-2700.

15.         What is the deadline to elect to exchange and how do I elect to exchange?

The deadline to participate in this program is 5:00 p.m., Eastern Time, on April 6, 2010, unless the Offer is extended by the Company. This means that your completed Election Form must be submitted before that time. You will receive confirmation by e-mail or mail, at our discretion, promptly after receipt of your completed Election Form. We may, in our sole discretion, extend this Offer at any time, but we cannot assure you that this Offer will be extended or, if extended, for how long. If this Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration date of this Offer. If this Offer is extended, you must deliver your Election Form before the extended expiration date of this Offer.

We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept eligible options properly and timely tendered for exchange that are not validly withdrawn. Subject to our rights to extend, terminate, and amend this Offer, we currently expect that we will accept all eligible options properly elected for exchange on the expiration date of this Offer and that that expiration date will be the completion date of the Offer. See Section 3 of the Offer below for additional information.

16.         What will happen if I do not turn in my Election Form by the deadline?

If you do not turn in your Election Form by the deadline, then you will not participate in this Offer, and all eligible options currently held by you will remain intact at their original price and original terms.

IF YOU FAIL TO TURN IN YOUR ELECTION FORM BY THE DEADLINE, YOU WILL NOT BE PERMITTED TO PARTICIPATE IN THIS OFFER.

17.         During what period of time can I withdraw or change a previous election?

You can withdraw or change your previously submitted election to exchange eligible options at any time prior to 5:00 p.m., Eastern Time, on April 6, 2010. If this Offer is extended beyond that time, you can withdraw or change your election at any time until the extended expiration date of this Offer. To change your previously submitted election, you must submit a new Election Form in a valid manner, and we must receive the change of election notice before the election deadline. To withdraw your previously submitted election, submit a new Election Form that does not select any options. You will receive confirmation by e-mail or mail, at our discretion, of your new election. It is your responsibility to confirm that we have received your correct Election Form before the deadline. In all cases, the last Election Form submitted and received prior to the deadline date will prevail. See Section 4 of the Offer below for additional information.

AFTER THE DEADLINE TO WITHDRAW OR CHANGE YOUR EXECUTED ELECTION FORM HAS PASSED, YOU WILL NOT BE PERMITTED TO WITHDRAW OR CHANGE YOUR ELECTION.

18.         Can I exchange the remaining portion of an option that I have already partially exercised?

Yes, any remaining outstanding, unexercised eligible options can be exchanged. If you have previously exercised a portion of your eligible options granted on a single grant date and at the same exercise price, only the portion of those eligible options which have not yet been exercised will be eligible to be exchanged. The replacement option will replace only eligible options that are cancelled on the completion date of this Offer.

19.         Can I select which portion of an option to exchange?

No. You cannot partially cancel an outstanding option. If you choose to exchange an eligible option, all outstanding, unexercised options within that grant (that is, all outstanding options granted to you on the same grant date and at the same exercise price) will be exchanged and cancelled.

20.         Can I exchange both vested and unvested options?

Yes. You can exchange eligible options, whether or not they are vested.

21.         What will be my new option exercise price?

The exercise price per share for the replacement options will be equal to “Fair Market Value,” as that term is defined in the 2006 Plan, on their date of grant, which means the closing sales price per share of our common stock as quoted on the Nasdaq Global Market on the last trading day preceding the completion date of the Offer. IF THE MARKET PRICE OF OUR COMMON STOCK INCREASES BEFORE THE COMPLETION DATE OF THE OFFER, THE REPLACEMENT OPTIONS THAT YOU RECEIVE IN EXCHANGE FOR YOUR EXISTING OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR EXISTING OPTIONS. See Sections 1 and 2 of the Offer below for additional information.

22.         When will I receive my replacement option?

We will grant the replacement options on the completion date of this Offer, currently scheduled for April 6, 2010. If this Offer is extended beyond April 6, 2010, then the replacement options will be granted on the completion date of the extended Offer. You will receive documentation of your replacement options promptly following the completion date of the Offer.  See Section 5 of the Offer below for more information.

23.         When will the replacement options vest?

Replacement options will vest with respect to one fifth of the shares (rounded to the nearest whole share) on each of the first, second, third, fourth, and fifth anniversaries of the completion date, subject to your continued employment with PGT. This means that all replacement options will be completely unvested on the completion date, regardless of whether the surrendered options were partially or wholly vested.

Replacement options are subject to the terms and conditions set forth in the 2006 Plan and will be forfeited if not vested at time of termination of employment. Any vested, unexercised portion of the replacement options will generally be exercisable for sixty days after termination of employment. If, however, your employment terminates for “cause” as that term is defined in the replacement option agreement, your replacement option will be cancelled as of the date of termination. See Section 8 of the Offer below for additional information.

24.         What will be the terms and conditions of my replacement options?

The replacement options granted under the Option Exchange will have the terms and be subject to the conditions set forth in the 2006 Plan. The terms and conditions of the replacement options will be similar to the terms and conditions of your existing options, except that: (i) the replacement options will be granted on the date that your tendered options are cancelled; (ii) the replacement options will vest with respect to one fifth of the shares (rounded to the nearest whole share) on each of the first, second, third, fourth, and fifth anniversaries of the completion date, subject to your continued employment with PGT; (iii) the exercise price per share of the replacement options will be equal to “Fair Market Value,” as that term is defined in the 2006 Plan, on their date of grant, which means the closing sales price per share of our common stock as quoted on the Nasdaq Global Market on the last trading day preceding the completion date of the Offer; and (iv) the replacement options will have a new term of ten years measured from the completion date of the Offer.

You are encouraged to consult the 2006 Plan for complete information about the terms of the replacement options.  You may obtain a copy of the 2006 Plan and a form of replacement option agreement by contacting PGT’s Vice President, General Counsel, and Secretary, Mario Ferrucci III, by e-mail at mferrucci@pgtindustries.com, or by telephone at (941) 480-2700.

25.         What if my employment with PGT is terminated after the replacement options are granted?

Generally, if your employment with PGT is terminated after the replacement option has been granted, any replacement options you hold will not continue to vest, and any unvested portion of the replacement options will be cancelled as of the date of termination. Any vested, unexercised portion of the replacement options will generally be exercisable for sixty days after termination.  If, however, your employment terminates for “cause” as that term is defined in the replacement option agreement, your replacement option will be cancelled as of the date of termination.

Accordingly, if you exchange an eligible option for a replacement option and you cease to be an employee of PGT before your replacement option vests, you will forfeit any unvested portion of your replacement option.

See Section 8 of the Offer below for additional information.

26.         What happens if PGT merges into or is acquired by another company?

If we merge into or are acquired by another company before the expiration of the Offer, you may withdraw your tendered Current Options and retain all the rights afforded you to acquire our common stock under the existing option agreements evidencing those options. Alternatively, the Offer could be terminated, and you may be unable to exchange your eligible options for replacement options.  If a merger or similar agreement is effective after the grant of the replacement options, the replacement options will be subject to the change of control provisions under the 2006 Plan. The 2006 Plan provides that, in the event of a change of control of the Company, all of the shares subject to each outstanding option become vested and exercisable.  See Sections 2 and 8 of the Offer below for additional information.

27.         Are there other circumstances in which I would not be granted replacement options?

Yes. Even if we accept your tendered eligible options, we will not grant replacement options to you if we are prohibited by applicable law or regulations from doing so, or until all necessary government approvals have been obtained. We will use reasonable efforts to avoid a prohibition, but if prohibited by applicable law or regulation on the completion date of this Offer, you will not be granted replacement options, if at all, until all necessary government approvals have been obtained. See Section 12 of the Offer below for additional information.

28.         After the completion date of the Offer, what happens if my eligible options end up underwater again?

We are conducting this Offer at this time in light of the stock market conditions that have affected many companies throughout the United States, and we do not expect to make such an offer to eligible employees again in the future. The price of our common stock may not appreciate over the long term. WE CAN PROVIDE NO ASSURANCE OF THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE. See Section 2 of the Offer below for additional information.

Other Important Questions

29.         What are the tax consequences of my participation in this Offer?

If you accept this Offer and reside and work in the United States, under current U.S. law, you will not recognize income for federal income tax purposes either at the time your exchanged eligible options are cancelled or when the replacement options are granted. If you are subject to the tax laws of a country other than the United States, even if you are a resident of the United States, you should be aware that there may be other tax consequences that may apply to you. Tax consequences may vary depending on each individual employee’s circumstances. Included as part of this Offer to Exchange are disclosures regarding the material U.S. federal income tax consequences of this Offer. You should review this information carefully before deciding whether or not to participate in this Offer. See Section 13 of the Offer below for additional information.

30.         How should I decide whether or not to participate?

The decision to participate must be each individual employee’s personal decision, and it will depend largely on how long such employee intends to remain an employee of PGT and such employee’s assumptions about the future overall economic environment and about the performance of publicly traded stocks generally, our own stock price, and our business.

We understand that this will be a challenging decision for all eligible employees. THE OPTION EXCHANGE DOES CARRY CONSIDERABLE RISK, AND THERE ARE NO GUARANTEES OF OUR FUTURE STOCK PERFORMANCE OR THE PRICE OF OUR COMMON STOCK ON THE COMPLETION DATE OF THE OFFER. See Section 17 of the Offer below for additional information.

31.         What do the executive officers and the members of our board of directors think of this Offer? Whom can I contact to help me decide whether or not I should exchange my eligible options?

Although our board of directors has approved this Offer, neither our executive officers nor the members of our board of directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your eligible options. Please contact your personal financial and tax advisors to assist you in determining whether you should exchange your eligible options.

32.         What are some of the potential risks if I choose to exchange my outstanding eligible options?

Because we cannot guarantee what the stock market will do or how our common stock will perform before the date on which the replacement options will be granted, the price of our common stock may increase significantly. As a result, the replacement options could have a higher exercise price than the eligible options you currently hold and could make the replacement options less valuable than those you exchanged. See “Risk Factors” below for additional information.

33.         Whom should I contact if I have questions about this Offer?

You should direct questions about the Offer or requests for assistance to PGT’s Vice President, General Counsel, and Secretary, Mario Ferrucci III, by e-mail at mferrucci@pgtindustries.com, or by telephone at (941) 480-2700.

RISK FACTORS

Participating in the Option Exchange involves a number of risks and uncertainties, including those described below. You should carefully review these risks and uncertainties and the other information contained in this Offer to Exchange, as well as the risks and other information set out in our other filings with the SEC. You are also encouraged to speak with your personal legal counsel, accountant, financial, and tax advisors before deciding to participate in the Option Exchange.

In addition, this Option Exchange and our SEC reports referred to above include “forward-looking statements.” When used in this Offer to Exchange, words such as “anticipate,” “believe,” “estimate,” “ expect,” “intend” and “plan” as they relate to us are intended to identify forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our products or the markets in which we operate and similar matters are forward-looking statements and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this Offer to Exchange. You should carefully consider these risks, in addition to the other information in this Offer to Exchange and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements included in our most recent Annual Report on Form 10-K and quarterly and current reports. We caution you not to place undue reliance on the forward-looking statements that are contained in this Offer to Exchange and that speak only as of the date hereof.

Risks Related to This Offer

If the price of our common stock increases before the date on which your eligible options are cancelled, your cancelled options might have been worth more than the replacement options that you will receive in exchange for them.

The exercise price per share of the replacement options will be equal to “Fair Market Value,” as that term is defined in the 2006 Plan, on their date of grant, which means the closing sales price per share of our common stock as quoted on the Nasdaq Global Market on the last trading day preceding the completion date of the Offer, but that price may be higher than the exercise price of the eligible options you currently hold. For example, if the exercise price of the replacement options exceeds $3.09 per share, the eligible options that you currently hold with an exercise price of $3.09 per share would have been economically more valuable than the replacement options granted pursuant to this Offer.

Any replacement options you receive in this Offer may have less favorable vesting terms than those of the related eligible options you are surrendering. This means that if your employment with us terminates during the new vesting period, or if the replacement options otherwise terminate prior to their becoming fully vested, you may have been better off if you had continued holding the eligible options rather than exchanging them for replacement options.

If you elect to participate in this Offer, the vesting of each replacement option granted to you will be subject to a five-year vesting schedule. This means that, absent a change of control, you will be required to continue working for the Company for five years after the date on which your replacement option is granted in order for the replacement option to become fully vested. If your employment terminates for any reason other than “cause” or death or disability prior to the vesting of your replacement option, you will forfeit the then-unvested portion of your replacement option, and any vested, unexercised portion of the replacement option will be exercisable for sixty days after termination.  If your employment terminates for “cause” as that term is defined in the replacement option agreement, your replacement option will be cancelled as of the date of termination. If your employment terminates as a result of death or disability prior to the vesting of your replacement option, you will forfeit the then-unvested portion of your replacement option, and any vested, unexercised portion of the replacement option will be exercisable for six months after termination.

You should carefully consider the relative benefit to you if the vesting of your eligible options has already accrued, compared to the benefit of a lower-priced option with a longer vesting period. If our stock price increases in the future to a value above the exercise price of an eligible option that you surrendered in this Offer, you could conclude that it would have been preferable to have retained the eligible option with its higher price and greater amount of accrued vesting rather than to have surrendered it for the lower-priced replacement option with its longer vesting period.

Nothing in this Offer should be construed to confer upon you the right to remain an employee of the Company. The terms of your employment with us remain unchanged. We cannot provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the replacement options or thereafter.

If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax, social insurance, or other consequences of participating in the Offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be tax, social insurance, or other consequences that may apply to you.  You are encouraged to consult your own tax advisors to discuss these consequences.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our Annual Report on Form 10-K and the risk factors and other information set out in our other filings with the SEC, as well as the other information provided in this Offer to Exchange, before making a decision on whether or not to tender your eligible options. You may obtain these filings electronically at the SEC’s internet site at http://www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 of this Offer for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports. Factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected include, among others:

•	Our dependence on one line of products for the majority of our net sales;

•	Changes in building codes or the failure to adopt or enforce building codes;

•	Our ability to execute our strategic plans;

•	Competition in the highly fragmented window and door industry;

•	The concentration of our business in one state;

•	Declines in the new construction and repair and remodeling end markets;

•	The fluctuation of prices we pay for raw materials and receive for finished products;

•	Our level of indebtedness;

•	Our incurrence of additional indebtedness;

•	Our inability to take certain actions because of restrictions in our debt agreements;

•	Dependence on key personnel;

•	Disruptions in our information technology systems;

•	Disruptions at our manufacturing facilities or in our customer, supplier, or employee base;

•	Exposure to product liability and warranty claims;

•	Exposure to environmental liabilities and regulation;

•	Variability of our quarterly revenues and earnings;

•	Our reliance on our subsidiary;

•	Economic and financial uncertainty resulting from terrorism;

•	Costs of being a public company, including the cost of complying with the Sarbanes-Oxley Act of 2002; and

•	Our ability to continue to meet the requirements of the Sarbanes-Oxley Act of 2002.

THIS OFFER

1.	Eligibility; Number of Options; Completion Date.

Upon the terms and subject to the conditions of the Option Exchange, we will exchange eligible options for replacement options to purchase common stock. Eligible options must be properly tendered for exchange and not validly withdrawn in accordance with Section 4 of this Offer prior to 5:00 p.m., Eastern Time, on the “completion date,” as defined below.

You are eligible to participate in this Offer only if you meet all of the following requirements:

•	you are an employee of PGT on the date this Offer commences and you remain an employee of PGT through the completion date of this Offer;

•	you are not a member of our Board of Directors or one of our officers; and

•	you hold at least one eligible option as of the commencement of this Offer.

The outstanding options that you hold under our equity incentive plans give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. Thus, when we use the term “option” in the Offer Materials, we refer to the actual options you hold to purchase shares of our common stock and not the shares underlying those options.

If you elect to exchange eligible options, you will not be eligible to receive replacement options unless you continue to be employed by PGT through the completion date.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF PGT ON THE COMPLETION DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER. YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF TERMINATION OF YOUR EMPLOYMENT, YOU MAY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF EMPLOYMENT IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED.

If you are an eligible employee and you choose to participate, you may elect to exchange only options under our 2004 Plan and 2006 Plan that have an exercise price of at least $3.09 per share, which is approximately 193% of the closing price of our common stock as quoted on the Nasdaq Global Market at the commencement of this Offer. If you have previously exercised a portion of your eligible options granted on a single grant date and at the same exercise price, only the portion of options that have not yet been exercised will be eligible to be exchanged in this program.

If you properly tender your eligible options and such tendered options are accepted for exchange, the tendered options will be cancelled and, subject to the terms of the Offer Materials, you will be entitled to receive an equal number of replacement options, subject to adjustments for any future stock splits, stock dividends, and similar events, in accordance with the terms of the 2006 Plan.

As of March 5, 2010, 409,143 shares of our common stock, or approximately 1.2% of the shares of our common stock outstanding as of that date, were issuable to eligible employees upon exercise of eligible options outstanding under our 2004 Plan and 2006 Plan.

The exchange ratio for the Option Exchange is 1 to 1 (that is, for every share underlying an existing eligible option, one share will underlie a replacement option granted in the Option Exchange).

Unless prevented by law or applicable regulations, eligible options granted under our 2004 Plan and 2006 Plan and exchanged for replacement options will be replaced with replacement options granted under the 2006 Plan. The replacement options will have the terms and be subject to the conditions set forth in the 2006 Plan. The replacement options will have a new grant date, a new exercise price, a new term of ten years and a new vesting schedule, and will be classified as non-qualified stock options.

The exercise price per share of the replacement options will be equal to “Fair Market Value,” as that term is defined in the 2006 Plan, on their date of grant, which means the closing sales price per share of our common stock as quoted on the Nasdaq Global Market on the last trading day preceding the completion date of the Offer.

The term “completion date” means April 6, 2010, unless and until we, in our sole discretion, extend the period during which this Offer will remain open, in which event the term “completion date” refers to the latest date at which this Offer, as so extended, expires. This Offer will end at 5:00 p.m., Eastern Time, on the completion date. See Section 14 of this Offer for a description of our rights to extend, delay, terminate, and amend this Offer.

If we decide to take any of the following actions, we will publish a notice or otherwise notify you of such action in writing after the date of such action:

(a) we increase or decrease the amount of consideration offered for the options;

(b) we decrease the number of options eligible to be tendered for exchange in this Offer; or

(c) we increase the number of options eligible to be tendered for exchange in this Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase.

If this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent, or given in the manner specified in Section 14 of this Offer, we will extend this Offer so that the Offer is open at least ten business days following the publication, sending, or giving of notice.

For purposes of this Offer, a “business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time from 12:01 a.m. through 12:00 midnight, Eastern Time.

2.	Purpose of this Offer.

We granted the options outstanding under our 2004 Plan and 2006 Plan to promote our long-term growth and success and the creation of stockholder value by giving employees a stake in the growth and success of our Company and to provide them with additional financial incentives to remain in the employ of PGT.

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current and recent trading prices of our common stock. We believe these options are unlikely to be exercised in the foreseeable future and therefore do not serve their original purpose. By making this Offer to exchange outstanding eligible options for an equal number of replacement options that will have an exercise price per share equal to “Fair Market Value,” as that term is defined in the 2006 Plan, on their date of grant, which means the closing sales price per share of our common stock as quoted on the Nasdaq Global Market on the last trading day preceding the completion date of the Offer, we intend to provide our eligible employees with the compensatory benefit of holding options that, over time, may have a greater potential to increase in value. In addition, we intend to create better performance incentives for employees and thereby to maximize stockholder value. THERE CAN BE NO ASSURANCE, HOWEVER, THAT THE INTENDED BENEFITS OF THE OPTION EXCHANGE WILL BE REALIZED IN LIGHT OF THE RISKS ASSOCIATED WITH A VOLATILE AND UNPREDICTABLE STOCK MARKET.

We may engage in transactions in the future that could significantly change our structure, ownership, organization, or management or the composition of our board of directors, and such transactions could significantly affect the price of our common stock. If we engage in such a transaction or transactions before we grant the replacement options, our stock price could increase (or decrease) and the exercise price of the replacement options could be higher (or lower) than the exercise price of eligible options you elect to have cancelled as part of this Offer. The exercise price per share of any replacement options granted to you in return for eligible options you elect to exchange will be equal to “Fair Market Value,” as that term is defined in the 2006 Plan, on their date of grant, which means the closing sales price per share of our common stock as quoted on the Nasdaq Global Market on the last trading day preceding the completion date of the Offer. You will be at risk of any increase in our stock price during the period prior to the completion date of the Offer.

Although we are not currently contemplating a merger or similar transaction that could result in a change of control of our Company, we reserve the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our Company and our stockholders. This could include terminating your right to receive replacement options under this Offer. If we were to terminate your right to receive replacement options under this Offer in connection with such a transaction, your original options will remain outstanding pursuant to their original terms.

Subject to the foregoing, and except as otherwise disclosed in the Offer Materials or in our filings with the SEC that are incorporated by reference, as of the date hereof, we have no plans, proposals, or negotiations (other than as such occur in the ordinary course of our business) that relate to or would result in:

(a) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(b) any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the terms of directors or to fill any existing vacancies on the board of directors or to change any material term of the employment contract of any executive officer;

(c) any other material change in our corporate structure or business;

(d) our common stock’s being delisted from any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

(e) our common stock’s becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(f) the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

(g) the acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

(h) any change in our certificate of incorporation or bylaws, or any actions that could impede the acquisition of control of us by any person.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION PROVIDED IN CONNECTION WITH THIS OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS.

3.	Procedures for Electing to Exchange Eligible Options.

Proper Exchange of Eligible Options. If you wish to tender your current options for exchange pursuant to this Offer, you must complete and sign the Election Form (as attached to this Offer to Exchange) in accordance with its instructions, and mail, fax, or otherwise deliver it and any other required documents to us at PGT, Inc., 1070 Technology Drive, North Venice, Florida 34275 (attn: Corporate Secretary), facsimile number (941) 480-2767. We must receive all of the required documents in North Venice, Florida by 5:00 p.m., Eastern Time, on April 6, 2010, unless the Offer is extended by the Company. Late forms will not be accepted.

If you do not turn in your Election Form prior to 5:00 p.m., Eastern Time, on April 6, 2010, or such time as the Offer is extended by us, then you will not participate in this Offer, and all eligible options you currently hold will remain intact at their original price and with their original terms.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. IT IS YOUR RESPONSIBILITY TO ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY TO AND RECEIPT BY US.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the tender of eligible options for exchange. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange eligible options that we, in our sole discretion, determine are not in appropriate form, are unlawful to accept, or are not timely made. We also reserve the right, in our reasonable discretion, to waive any of the conditions of this Offer or any defect or irregularity in any election. If we waive any of the conditions of this Offer we will do so for all holders of eligible options. No election to exchange eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your election to exchange eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer. OUR ACCEPTANCE OF THE ELIGIBLE OPTIONS THAT YOU ELECT TO EXCHANGE PURSUANT TO THIS OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OPTION EXCHANGE.

Subject to our rights to extend, terminate, and amend this Offer, we currently expect that, promptly after 5:00 p.m., Eastern Time, on the completion date of this Offer, we will accept all properly tendered eligible options that have not been validly withdrawn.

4.	Rights to Change and Withdraw Elections.

You can only change and withdraw your tendered eligible options in accordance with the provisions of this Section 4.

You can change or withdraw your tendered eligible options at any time prior to 5:00 p.m., Eastern Time, on the completion date. If the completion date is extended by us, you can change or withdraw your elected options at any time until the extended completion date of this Offer.

In addition, although we intend to accept all validly tendered eligible options promptly after 5:00 p.m., Eastern Time, on the completion date of this Offer, if we have not accepted your eligible options within 40 business days of the commencement of this Offer, you may withdraw your tendered eligible options at any time thereafter.

To validly change or withdraw eligible options that you have tendered for exchange, you must submit a new Election Form that does not select any replacement options and submit the new Election Form prior to 5:00 p.m., Eastern Time, on the completion date of this Offer. You must return your new Election Form to PGT, Inc., 1070 Technology Drive, North Venice, Florida 34275 (attn: Corporate Secretary), facsimile number (941) 480-2767 prior to 5:00 p.m., Eastern Time, on the completion date of this Offer. To obtain a paper Election Form, you may contact PGT’s Vice President, General Counsel, and Secretary, Mario Ferrucci III, by e-mail at mferrucci@pgtindustries.com, or by telephone at (941) 480-2700.

Providing us with a properly completed and validly submitted new Election Form that does not select any replacement options will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your new Election Form indicating the withdrawal of your tendered eligible options prior to 5:00 p.m., Eastern Time, on the completion date of this Offer. If you elect to change or withdraw your eligible options, you must change or withdraw all or none of the outstanding eligible options granted to you on the same grant date and at the same exercise price.

Neither PGT nor any other person is obligated to give notice of any defects or irregularities in any election change or withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices or elections of withdrawal. Our determination of these matters will be final and binding.

5.	Acceptance of Eligible Options for Exchange and Grant of Replacement Options.

Upon the terms and subject to the conditions of this Option Exchange, including those conditions listed in Section 6 below, and promptly following 5:00 p.m., Eastern Time, on the completion date of this Offer, we will accept for exchange and cancel eligible options properly elected for exchange and not validly withdrawn prior to 5:00 p.m., Eastern Time, on the completion date of this Offer. Once your eligible options have been accepted for exchange, you will receive a confirmation notice promptly following 5:00 p.m., Eastern Time, on the completion date of this Offer confirming that your eligible options have been accepted for exchange and cancelled.

If your eligible options are properly tendered for exchange and accepted by us, we will cancel your eligible options on the completion date of this Offer, and you will be granted replacement options on the completion date of the Offer. You will receive documentation of your replacement options promptly following the completion date of the Offer.

If you are no longer an employee of PGT, whether voluntarily, involuntarily, or for any other reason before your replacement options are granted, you will not be able to participate in this Offer. Also, if you change your place of residence to a country in which this Offer is prohibited under local regulations, you will not be able to participate in this Offer.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF PGT AS DESCRIBED ABOVE ON THE COMPLETION DATE OF THE OFFER, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED YOUR ELIGIBLE OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER. YOU WILL RETAIN YOUR OUTSTANDING ELIGIBLE OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF TERMINATION OF YOUR EMPLOYMENT, YOU MAY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF EMPLOYMENT IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED.

For purposes of this Offer, we will be deemed to have accepted for exchange eligible options that are validly tendered for exchange and not properly withdrawn, when we give written notice to the holders of such eligible options of our acceptance for exchange of such eligible options. Such notice may be given by press release, e-mail, or letter. Subject to our rights to extend, terminate, and amend this Offer, we expect that you will receive your replacement option agreement promptly after the completion date of the Offer.

6.	Conditions of this Offer.

Notwithstanding any other provision of the Offer Materials, we will not be required to accept any eligible options tendered for exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any eligible options tendered for exchange, in each case, subject to certain limitations, if at any time on or after March 8, 2010, and prior to 5:00 p.m., Eastern Time, on the completion date of this Offer any of the following events has occurred, or in our reasonable judgment, has been determined by us to have occurred, regardless of the circumstances giving rise thereto, other than acts or omissions to act by us:

(a)  our stockholders shall have failed to approve an amendment to the 2006 Plan to permit the Option Exchange;

(b)  there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory, or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the options tendered for exchange pursuant to this Offer or the issuance of replacement options;

(c) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

(i) make the acceptance for exchange of, or issuance of replacement options for, some or all of the options tendered for exchange illegal or otherwise restrict or prohibit consummation of this Offer;

(ii) delay or restrict our ability, or render us unable, to accept for exchange or grant replacement options for some or all of the options tendered for exchange; or

(iii) materially and adversely affect the business, condition (financial or other), income, operations or prospects of PGT;

(d) there shall have occurred:

(i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(iii) the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

(v) any decrease of greater than 50% of the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of PGT or on the trading in our common stock;

(vi) in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof; or

(vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any period after the close of business on March 8, 2010;

(e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i) any new person, entity or group within the meaning of Section 13(d)(3) of the Exchange Act shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than, in each case, any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before March 8, 2010;

(ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before March 8, 2010, shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock, other than pursuant to the exercise of subscription rights in the Company’s rights offering, the terms and conditions of which are set forth in the Company’s prospectus, dated February 10, 2010, as supplemented by the Company’s prospectus supplement, dated February 11, 2010; or

(iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

(f) any of the situations described above existed at the time of commencement of this Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this Offer; or

(g) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of PGT that, in our reasonable judgment, is or may have a material adverse effect on PGT.

The conditions to the Option Exchange are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them prior to 5:00 p.m., Eastern Time, on the completion date of this Offer. We may waive them, in whole or in part, at any time and from time to time prior to 5:00 p.m., Eastern Time, on the completion date of this Offer, in our reasonable discretion, whether or not we waive any other condition to the Option Exchange. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.	Price Range of Common Stock Underlying the Options.

Our common stock is quoted on the Nasdaq Global Market under the symbol “PGTI.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as quoted on the Nasdaq Global Market from December 29, 2007, through March 5, 2010.

	HIGH	LOW
Fiscal Year 2008

First Quarter	$5.00	$2.59
Second Quarter	4.25	2.18
Third Quarter	5.85	3.00
Fourth Quarter	3.98	0.85

Fiscal Year 2009
First Quarter	$1.50	$0.80
Second Quarter	2.88	1.20
Third Quarter	3.19	1.50
Fourth Quarter	2.85	2.00

Fiscal Year 2010
First Quarter (through March 5, 2010)	$2.39	$1.50

As of March 5, 2010, the last reported sale price of our common stock, as reported by the Nasdaq Global Market, was $1.60 per share. The current market price of our common stock, however, is not necessarily indicative of future stock prices, and we cannot predict what the closing price of our common stock will be on the date the replacement options are granted.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

8.	Source and Amount of Consideration; Terms of Replacement Options.

Consideration. We will grant replacement options, subject to applicable laws and regulations, to purchase common stock under the 2006 Plan in exchange for outstanding eligible options properly elected for exchange and accepted by us. The exchange ratio for the Option Exchange is 1 to 1 (that is, for every share of common stock underlying an existing eligible option, one share of common stock will underlie a replacement option granted in the Option Exchange).

Terms of Replacement Options. The replacement options will have the terms and be subject to the conditions provided for in the 2006 Plan. The terms and conditions of the replacement options will be similar to the terms and conditions of your existing options, except that: (i) the replacement options will be granted on the date that your tendered options are cancelled; (ii) the replacement options will vest with respect to one fifth of the shares (rounded to the nearest whole share) on each of the first, second, third, fourth, and fifth anniversaries of the completion date, subject to your continued employment with PGT; (iii) the exercise price per share of the replacement options will be equal to “Fair Market Value,” as that term is defined in the 2006 Plan, on their date of grant, which means the closing sales price per share of our common stock as quoted on the Nasdaq Global Market on the last trading day preceding the completion date of the Offer; and (iv) the replacement options will have a new term of ten years measured from the completion date of the Offer.

The terms and conditions of your existing eligible options are set forth in the applicable equity incentive plan under which they were granted. The description of the replacement options set forth herein is only a summary of some of the material provisions of the 2006 Plan. This description is subject to and qualified in its entirety by reference to the actual provisions of the 2006 Plan. Information regarding our 2004 Plan and 2006 Plan may be found in the registration statement on Form S-8 and related prospectuses prepared by us in connection with these equity incentive plans. To obtain, at no charge, copies of our 2004 Plan and 2006 Plan and related prospectuses, you may contact PGT’s Vice President, General Counsel, and Secretary, Mario Ferrucci III, by e-mail at mferrucci@pgtindustries.com, or by telephone at (941) 480-2700.

NOTHING IN THIS DOCUMENT SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF THE COMPANY. THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE REPLACEMENT OPTION GRANT DATE OR AFTER THAT DATE.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR REPLACEMENT OPTIONS AND YOU CEASE TO BE AN EMPLOYEE OF THE COMPANY BEFORE THE REPLACEMENT OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR REPLACEMENT OPTION.

Exercise. Generally, you may exercise the vested portion of your replacement option at any time. If, however, your employment with PGT terminates prior to the vesting of any portion of your replacement option, you will not be able to exercise any unvested portion of your replacement option.

Material U.S. Federal Income Tax Consequences. You should refer to Section 13 for a discussion of material U.S. federal income tax consequences of the replacement options.

Registration of Option Shares. All shares of common stock issuable upon exercise of options under our 2004 Plan and 2006 Plan, including the shares that will be issuable upon exercise of all replacement options, have been registered under the Securities Act of 1933, as amended, on one or more registration statements on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of PGT (as defined under the Exchange Act and the rules promulgated thereunder), you will be able to sell the shares of common stock issuable upon exercise of replacement options free of any transfer restrictions, subject, however, to the Company’s policy on insider trading and all applicable United States federal securities laws.

2006 Equity Incentive Plan

The 2006 Plan permits the grant of the following types of awards: non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, restricted stock units, and other stock-based awards. The 2004 Plan is intended to afford an incentive to non-employee directors, selected officers, and other employees, advisors, and consultants of the Company to continue in their positions, to increase their efforts on behalf of the Company, and to promote the success of the Company’s business.

Administration of the Plan.  Our board of directors administers the 2006 Plan.  Our board of directors has the authority, in its discretion, to determine the participants in the 2006 Plan; to grant awards under the 2006 Plan and determine all of the terms and conditions of awards, including, but not limited to, whether the grant, vesting or settlement of awards may be conditioned upon achievement of one or more performance goals; to construe and interpret the 2006 Plan and any award; to prescribe, amend and rescind rules and regulations relating to the 2006 Plan; and to make all other determinations deemed necessary or advisable for the administration of the 2006 Plan. Our board of directors may delegate such administrative duties as it may deem advisable. All decisions and determinations of our board of directors are final and binding on all persons.

Eligibility to Receive Awards; Performance Criteria.  Our board of directors selects the non-employee directors, officers, and other employees, advisors, and consultants who will be granted awards under the 2006 Plan. Incentive stock options can only be granted to employees. Our board of directors may determine that the grant, vesting, or settlement of an award granted under the plan may be subject to the attainment of one or more performance goals.

Stock Options.  A stock option is the right, held over a fixed period of time, to purchase shares of PGT’s common stock at a fixed exercise price. Under the 2006 Plan, our board of directors may grant non-qualified and incentive stock options. Our board of directors determines the number of shares covered by each option and the exercise price per share of the award.

The exercise price of the shares subject to each non-qualified stock option and incentive stock option may not be less than the fair market value of our common stock on the date of the grant.

Any option granted under the 2006 Plan cannot be exercised until it becomes vested. Our board of directors establishes the vesting schedule of each option at the time of the grant. Options become exercisable at the times and on the terms established by our board of directors pursuant to the 2006 Plan. Options granted under the 2006 Plan expire at the times established by our board of directors, but not later than ten years after the grant date.

The exercise price of each option granted under the 2006 Plan must be paid in full at the time of the exercise. Payment of the exercise price of a stock option granted under the plan may be made in cash or by an exchange of our common stock previously owned by the participant, through a “cashless exercise” procedure approved by the plan administrator or by a combination of the foregoing methods.

Change in Control.  Unless otherwise determined by our board of directors and set forth in an award agreement, in the event of a change in control of the Company, all awards granted under the 2006 Plan will become fully vested and exercisable, and any performance conditions will be deemed to be fully achieved.  A change in control of the Company generally means the acquisition by any person or group (other than JLL Partners Fund IV, L.P. and its affiliates) of 50% or more of our voting stock; a change in the composition of our board of directors over a period of two years such that the individuals who, at the beginning of such period, constituted the Company’s board of directors cease to be a majority of the board of directors unless such new directors were elected or recommended by the directors who were in office at the beginning of such period; the approval of our liquidation or dissolution by our stockholders; or the sale or other disposition of all or substantially all of our assets (other than a sale or other disposition of all or substantially all of our assets to an entity of which stockholder of the Company own more than 50% of the voting power in substantially the same proportions as they hold ownership of the Company).

Non-Transferability of Awards.  Unless a participant’s award agreement provides otherwise, an award may not be transferred, other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant or his guardian or legal representative.

Taxes.  The Company is authorized to withhold from any payment in respect of any award granted under the 2006 Plan, or from any other payment to a participant, amounts of withholding and other taxes due in connection with any transaction involving an award. Our board of directors may provide in the agreement evidencing an award that the participant may satisfy this obligation by electing to have the Company withhold a portion of the shares of our common stock to be received upon exercise or settlement of the award.

Amendment and Termination of the 2006 Plan.  The 2006 Plan will expire on the tenth anniversary of its effective date. Our board of directors may amend, suspend or terminate the 2006 Plan in whole or in part at any time, provided that no amendment, expiration or termination of the 2006 Plan will adversely affect any then-outstanding award without the consent of the holder of the award. Unless otherwise determined by our board of directors, an amendment to the 2006 plan that requires stockholder approval in order for the 2006 Plan to continue to comply with applicable law, regulations or stock exchange requirements will not be effective unless approved by our stockholders. Our board of directors may amend an outstanding award at any time, provided that the amendment of an award will not adversely affect the award without the consent of the holder of the award.

Certain Differences between the 2004 Plan and the 2006 Plan.  Replacement options granted in exchange for options granted under the 2004 Plan will be granted under the 2006 Plan and will have terms and conditions as set forth in the 2006 Plan and a replacement option agreement substantially in the form attached as an exhibit the Schedule TO, of which this Offer to Exchange is part, filed by the Company with the SEC. As described above, under the terms of the 2006 Plan, in the event of a change in control of the Company, all awards granted under the 2006 Plan will become fully vested and exercisable, and any performance conditions will be deemed to be fully achieved.  In contrast, the 2004 Plan provides that, upon a sale of the Company (as determined by our board of directors in its good faith discretion), the board may, in its sole discretion, (i) cancel any outstanding options, and, in the event of such cancellation, the holders of vested and exercisable Options will be entitled to a payment equal to (x) the excess, if any, of the consideration received by the Company’s stockholders pursuant to such sale on a per share basis, minus (y) the exercise price per share of the option, multiplied by (z) the number of shares of common stock subject to the option; or (ii) provide that such option be converted into a comparable option, as determined by the board of directors in its reasonable discretion, to purchase securities of a corporation or other entity acquiring direct or indirect control of the Company in such sale.

IMPORTANT NOTE. THE STATEMENTS IN THIS OFFER CONCERNING THE 2004 PLAN, THE 2006 PLAN, AND THE REPLACEMENT OPTIONS ARE MERELY SUMMARIES. THE STATEMENTS ARE SUBJECT TO AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO ALL PROVISIONS OF THE 2004 PLAN AND THE 2006 PLAN. PLEASE CONTACT US AT PGT, INC., 1070 TECHNOLOGY DRIVE, NORTH VENICE, FLORIDA 34275, ATTN: CORPORATE SECRETARY; OR CONTACT PGT’S VICE PRESIDENT, GENERAL COUNSEL, AND SECRETARY, MARIO FERRUCCI III, BY E-MAIL AT MFERRUCCI@PGTINDUSTRIES.COM, OR BY TELEPHONE AT (941) 480-2700, TO RECEIVE A COPY OF THE 2004 PLAN AND 2006 PLAN.

9.	Information Concerning PGT.

PGT, Inc. is the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors and pioneered the U.S. impact-resistant window and door industry in the aftermath of Hurricane Andrew in 1992. Our impact-resistant products, most of which are marketed under the WinGuard®  brand name, combine heavy-duty aluminum or vinyl frames with laminated glass to provide protection from hurricane-force winds and wind-borne debris by maintaining their structural integrity and preventing penetration by impacting objects. Impact-resistant windows and doors satisfy increasingly stringent building codes in hurricane-prone coastal states and provide an attractive alternative to shutters and other “active” forms of hurricane protection that require installation and removal before and after each storm. Our current market share in Florida, which is the largest U.S. impact-resistant window and door market, is significantly greater than that of any of our competitors. WinGuard sales have increased to represent approximately 69% of our net sales in 2008, compared to approximately 17% in 1999. In addition to our core WinGuard branded product line, we offer a complete range of premium, made-to-order  and fully customizable aluminum and vinyl windows and doors that represented approximately 31% of our 2008 net sales. We manufacture these products in a wide variety of styles and sell to both the residential new construction, and home repair and remodeling end markets including multi-story buildings with our Architectural Systems line of products. For the year ended January 3, 2009, and the nine months ended October 3, 2009, we generated net sales of approximately $218.6 million and approximately $130.0 million, respectively.

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 1070 Technology Drive, North Venice, Florida 34275, and our telephone number is (941) 480-1600. Our website is www.pgtindustries.com. The information on our website does not constitute part of the Offer Materials and should not be relied upon in connection with making any investment in our securities. Unless otherwise indicated, references in this report to “PGT,” “our,” “us,” “we,” and “the Company” include our subsidiary.

Additional Financial Information. The following financial data (in United States dollars) is derived from our consolidated financial statements, as filed with the SEC. The summary financial data should be read in conjunction with the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2009, filed with the SEC on March 19, 2009, and our Quarterly Report on Form 10-Q for the fiscal quarter ended October 3, 2009, filed with the SEC on November 12, 2009, as amended on December 17, 2009, each of which is incorporated herein by reference.

PGT, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited — in thousands, except per share amounts)

	Nine Months Ended
	October 3, 2009	September 27, 2008

Net sales	$129,997	$169,266
Cost of sales	94,618	115,506
Gross margin	35,379	53,760
Goodwill and intangible impairment charges	-	93,600
Selling, general and administrative expenses	40,194	46,909
(Loss) income from operations	(4,815)	(86,749)
Interest expense	5,050	7,153
Other expense (income), net	33	(38)
Loss before income taxes	(9,898)	(93,864)
Income tax benefit	(181)	(13,799)
Net loss	$(9,717)	$(80,065)
Basic net loss per common share	$(0.28)	$(2.74)
Diluted net loss per common share	$(0.28)	$(2.74)
Weighted average common shares outstanding:
Basic	35,247	29,183
Diluted	35,247	29,183

PGT, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	October 3, 2009	January 3, 2009
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$3,094	$19,628
Accounts receivable, net	17,044	17,321
Inventories	11,236	9,441
Deferred income taxes	360	1,158
Other current assets	4,213	5,569

Total current assets	35,947	53,117
Property, plant and equipment, net	67,944	73,505
Other intangible assets, net	69,019	72,678
Other assets, net	1,430	1,317
Total assets	$174,340	$200,617

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$15,441	$14,582
Current portion of long-term debt and capital lease obligations	103	330
Total current liabilities	15,544	14,912
Long-term debt and capital lease obligations	70,190	90,036
Deferred income taxes	17,675	18,473
Other liabilities	2,658	3,011
Total liabilities	106,067	126,432
Total shareholders’ equity	68,273	74,185
Total liabilities and shareholders’ equity	$174,340	$200,617

PGT, INC. AND SUBSIDIARY

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR
GAAP EQUIVALENTS
(unaudited — in thousands, except per share amounts)

	Nine Months Ended
	October 3, 2009	September 27, 2008

Reconciliation to Adjusted Net (Loss) Income and Adjusted Net (Loss) Income per share (1):
Net loss	$(9,717)	$(80,065)
Reconciling items:
Goodwill and intangible impairment charges (2)	—	93,600
Restructuring charges (3)	3,905	1,752
Tax effect of reconciling items (4)	—	(14,486)

Adjusted net (loss) income	$(5,812)	$801
Weighted average shares outstanding:
Diluted (5)	35,247	29,183
Incremental shares for stock awards (6)	—	396
Diluted — adjusted	35,247	29,579
Adjusted net loss (income) per share — diluted	$(0.16)	$0.03

Reconciliation to EBITDA and Adjusted EBITDA:
Net loss	$(9,717)	$(80,065)
Reconciling items:
Depreciation and amortization expense	12,092	12,753
Interest expense	5,050	7,153
Income tax benefit	(181)	(13,799)
EBITDA	7,244	(73,958)
Add-backs:
Goodwill and intangible impairment charges (2)	—	93,600
Restructuring charges (3)	3,905	1,752
Adjusted EBITDA	$11,149	$21,394
Adjusted EBITDA as percentage of net sales	8.6%	12.6%

(1)	The Company’s non-GAAP financial measures were explained in its Form 8-K filed November 4, 2009.

(2)
Represents the write-down of the carrying value of goodwill and a trademark. The Company recorded an estimated $92.0 million non-cash goodwill impairment charge in the second quarter of 2008 based on the results of preliminary impairment tests at that time. The Company completed its updated impairment tests in the 2008 third quarter which resulted in additional non-cash impairment charges totaling $1.6 million, of which $1.3 million related to goodwill and $0.3 million related to a trademark.

(3)
Represents charges related to restructuring actions taken in the first and third quarters of 2009 and the first quarter of 2008. These charges relate primarily to employee separation costs. Of the $3.9 million restructuring charge in 2009, $1.9 million is included in cost of goods sold and $2.0 million is included in selling, general and administrative expenses. Of the $1.8 million restructuring charge in 2008, $1.1 million was included in cost of goods sold and $0.7 million was included in selling, general and administrative expenses.

(4)	In 2009, the tax benefit of the reconciling item is offset by an increase in the valuation allowance for deferred taxes.

(5)	Due to the net losses, the effect of equity compensation plans is anti-dilutive.

(6)	Represents dilutive stock options included in the calculation of adjusted net income per diluted share for the nine months ended September 27, 2008.

Our earnings for the years ended January 2, 2010, and January 3, 2009, were inadequate to cover fixed charges by $21.8 million and $201.2 million, respectively. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings represent income from continuing operations before provision for income taxes. Fixed charges consist of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preference security dividend requirements of consolidated subsidiaries.

Recent Developments: 2009 Earnings. On February 11, 2010, the Company issued a press release announcing its unaudited condensed consolidated results of operations for the fourth quarter and year ended January 2, 2010. In the press release, the Company utilized the non-GAAP financial measures and other items discussed in the explanatory note below. The explanatory note also contains certain statements of the Company’s management regarding the use and purpose of the non-GAAP financial measures utilized therein. A reconciliation of the non-GAAP financial measures discussed in the press release to the comparable GAAP financial measures is attached to the press release and included below.

The financial schedules below include financial measures and terms not calculated in accordance with generally accepted accounting principles in the United States (GAAP). We believe that presentation of non-GAAP measures such as adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this release are provided to give investors access to types of measures that we use in analyzing our results.

Adjusted net income (loss) consists of GAAP net income (loss) adjusted for the items included in the accompanying reconciliation. Adjusted net income (loss) per share consists of GAAP net income (loss) per share adjusted for the items included in the accompanying reconciliation. We believe these measures enable investors and analysts to more thoroughly evaluate our current performance as compared to the past performance and provide a better baseline for assessing the company’s future earnings potential. However, these measures do not provide a complete picture of our operations. Therefore, net income (loss) and net income (loss) per share, on a GAAP basis, may need to be considered to get a comprehensive view of our results.

EBITDA consists of GAAP net income (loss) adjusted for the items included on the accompanying reconciliation. Adjusted EBITDA consists of EBITDA adjusted for the items included in the accompanying reconciliation. We believe that EBITDA and adjusted EBITDA provide useful information to investors and analysts about the company’s performance because they eliminate the effects of period to period changes in taxes, costs associated with capital investments and interest expense. EBITDA and adjusted EBITDA do not give effect to the cash the company must use to service its debt or pay its income taxes and thus do not reflect the funds generated from operations or actually available for capital investments.

Our calculations of adjusted net income (loss), adjusted net income (loss) per share, EBITDA and adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile adjusted net income (loss), adjusted net income (loss) per share, EBITDA and adjusted EBITDA to GAAP net income (loss) are included in the financial schedules accompanying this release.

PGT, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended		Year Ended
	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009
	(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands, except per share amounts)

Net sales	$36,004	$49,290	$166,000	$218,556
Cost of sales	27,004	34,771	121,622	150,277

Gross margin	9,000	14,519	44,378	68,279
Impairment charges	742	94,148	742	187,748
Selling, general and administrative expenses	11,707	16,200	51,902	63,109
Loss from operations	(3,449)	(95,829)	(8,266)	(182,578)
Interest expense	1,648	2,130	6,698	9,283
Other expenses (income), net	5	(2)	37	(40)

Loss before income taxes	(5,102)	(97,957)	(15,001)	(191,821)
Income tax benefit	(5,403)	(14,990)	(5,584)	(28,789)

Net income (loss)	$301	$(82,967)	$(9,417)	$(163,032)

Basic net income (loss) per common share	$0.01	$(2.36)	$(0.27)	$(5.31)
Diluted net income (loss) per common share	$0.01	$(2.36)	$(0.27)	$(5.31)

Weighted average common shares outstanding:
Basic	35,303	35,197	35,261	30,687

Diluted	36,040	35,197	35,261	30,687

PGT, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEET

	January 2, 2010	January 3, 2009
	(Unaudited)
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$7,417	$19,628
Accounts receivable, net	14,213	17,321
Inventories	9,874	9,441
Deferred income taxes	622	1,158
Other current assets	7,860	5,569

Total current assets	39,986	53,117

Property, plant and equipment, net	65,104	73,505
Other intangible assets, net	67,522	72,678
Other assets, net	1,018	1,317

Total assets	$173,630	$200,617

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$16,607	$14,582
Current portion of long-term debt and capital leases	105	330
Total current liabilities	16,712	14,912
Long-term debt and capital leases	68,163	90,036
Deferred income taxes	17,937	18,473
Other liabilities	2,609	3,011
Total liabilities	105,421	126,432

Total shareholders' equity	68,209	74,185
Total liabilities and shareholders' equity	$173,630	$200,617

PGT, INC. AND SUBSIDIARY

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS

	3 Months Ended		Year Ended
	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009
	(Unaudited)
	(In thousands, except per share amounts)

Reconciliation to Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share (1):
Net income (loss)	$301	$(82,967)	$(9,417)	$(163,032)
Reconciling items:
Goodwill and intangible impairment charges(2)	-	94,148	-	187,748
Asset impairment charge(3)	742	-	742	-
Restructuring charges(4)	1,490	379	5,395	2,131
Tax effect of reconciling items(5)	-	(13,827)	-	(28,313)

Adjusted net income (loss)	$2,533	$(2,267)	$(3,280)	$(1,466)

Weighted average shares outstanding	36,040	35,197	35,261	30,687
Diluted (6)

Adjusted net income (loss) per share — diluted	$0.07	$(0.06)	$(0.09)	$(0.05)

Reconciliation to EBITDA and Adjusted EBITDA:
Net (loss) income	$301	$(82,967)	$(9,417)	$(163,032)
Reconciling items:
Depreciation and amortization expense	4,074	4,335	16,166	17,088
Interest expense	1,648	2,130	6,698	9,283
Income tax (benefit) expense	(5,403)	(14,990)	(5,584)	(28,789)

EBITDA	620	(91,492)	7,863	(165,450)
Add:
Goodwill and intangible impairment charges(2)	-	94,148	-	187,748
Asset impairment charge(3)	742	-	742	-
Restructuring charges(4)	1,490	379	5,395	2,131

Adjusted EBITDA	$2,852	$3,035	$14,000	$24,429

Adjusted EBITDA as percentage of sales	7.9%	6.2%	8.4%	11.2%

(1)	The Company’s non-GAAP financial measures were explained in its Form 8-K filed February 11, 2010.

(2)
The Company completed its annual impairment tests in the fourth quarter of 2008, which resulted in additional impairment charges totaling $94.1 million, of which $76.3 million related to goodwill and $17.8 million related to trademarks. As of the end of 2008, the Company’s goodwill had zero carrying value for financial reporting purposes. The non-cash impairment charges taken in the fourth quarter of 2008, coupled with prior non-cash impairments, bring total non-cash impairment charges taken in 2008 to $187.7 million.

(3)	Represents the write-down of the value of the Lexington, North Carolina property.

(4)
Represents charges related to restructuring actions taken in 2009 and 2008. These charges relate primarily to employee separation costs. Of the restructuring charges taken in the fourth quarter of 2009, $1.1 million

See “Additional Information” under Section 16 for instructions on how you can obtain copies of the reports filed with the SEC that contain our audited financial statements and unaudited financial data.

Recent Developments: Amendment of Credit Agreement. On December 22, 2009, we and our wholly-owned subsidiary, PGT Industries, Inc. (“PGT Industries”), entered into Amendment No. 3 and Waiver to our Second Amended and Restated Credit Agreement (as amended and as may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of February 14, 2006, by and among the Company, PGT Industries, the lenders party thereto, certain other financial institutions, and UBS AG, Stamford Branch, as issuing bank, administrative agent (the “Agent”), and collateral agent.

The amendment to the Credit Agreement provides, among other things, that, (a) from the Waiver Effective Date (as defined below) to, but not including, the earlier of the Amendment Effective Date (as defined below) and March 31, 2010, the lenders under the Credit Agreement will waive any default as a result of PGT Industries’ defaulting in the performance of its obligation to maintain the total leverage ratio and consolidated interest coverage ratio set forth in the Credit Agreement as of the last day of the fiscal quarter ending on or nearest to December 31, 2009, and (b) from and after the Waiver Effective Date, the lenders under the Credit Agreement will waive any default arising under the Credit Agreement as a result of the issuance by the independent public accountants for PGT Industries on or prior to March 31, 2010, of an opinion qualified as to scope or containing other qualification or a going concern modification that results solely from the default (or potential default) by PGT Industries in the performance of its obligations to maintain the total leverage ratio and consolidated interest coverage ratio set forth in the Credit Agreement (as in effect immediately prior to the effectiveness of the amendment and waiver to the Credit Agreement). The waiver became effective on December 22, 2009, the date on which specified conditions precedent were satisfied or waived by the Agent (the “Waiver Effective Date”).

The amendment to the Credit Agreement also provides that the following amendments will become effective on the date that specified conditions precedent are satisfied or waived by the Administrative Agent (the “Amendment Effective Date”), including a prepayment by PGT Industries of borrowings under the Credit Agreement of at least $17 million (minus fees and expenses (a) incurred in connection with the rights offering described below or the sale of certain equity securities of the Company and (b) paid pursuant to the amendment), with at least $15 million of such prepayment to be made with the proceeds of the rights offering described below or the sale of certain equity securities of the Company, by March 31, 2010.

Extension.  The amendment to the Credit Agreement extends the maturity date of the commitments to make revolving loans under the Credit Agreement (the “Commitments”) of those revolving lenders (and their assignees) who consent to such extension (each, an “Extending Revolving Lender”) from February 14, 2011 (the “Initial Maturity Date”) to December 31, 2011 (the “Final Maturity Date”) (the “Extension”).

The Commitments of the revolving lenders who do not consent to the Extension (each, a “Non-Extending Revolving Lender”) will automatically terminate on, and the unpaid principal amount of the outstanding revolving loans, if any, of Non-Extending Revolving Lenders will be paid on, the Initial Maturity Date. The Commitments of the Extending Revolving Lenders will automatically terminate on, and the unpaid principal amount of the outstanding revolving loans, if any, of the Extending Revolving Lenders will be paid on, the Final Maturity Date.

Immediately following the Initial Maturity Date, so long as there is no default or event of default under the Credit Agreement, (i) the swingline loan exposure and (ii) the letter of credit exposure, in each case, of the Non-Extending Revolving Lenders, will be reallocated pro rata among the Extending Revolving Lenders in accordance with their Commitments.

The amendment to the Credit Agreement permits any Non-Extending Revolving Lender to consent to the Extension prior to the Initial Maturity Date.

Revolving Commitment Reduction.  The Extending Revolving Lenders have the option to accept a reduction by PGT Industries of Commitments of such lenders by up to $5 million in the aggregate (the “Revolving Commitment Reduction”), to be applied among the Extending Revolving Lenders that also accept the Revolving Commitment Reduction (the “Commitment Reducing Lenders”), reducing each such lender’s Commitment in an amount equal to $5 million multiplied by a fraction, the numerator of which is such Commitment Reducing Lender’s revolving commitment (including, for the avoidance of doubt, and without duplication, all outstanding revolving loans made by such lender) and the denominator of which is the aggregate revolving commitments of all Commitment Reducing Lenders, in each case as set forth in a schedule to the amendment to the Credit Agreement.

Maximum Total Leverage Ratio Covenant.  The maintenance by PGT Industries of a specified total leverage ratio will not apply for the test period of October 1, 2009, through December 31, 2010. Thereafter, for the consecutive test periods beginning on January 1, 2011, and thereafter, the maximum total leverage ratio permitted to be maintained will be higher than previously permitted.

Minimum Interest Coverage Ratio Covenant.  For the consecutive test periods beginning on October 1, 2009, and thereafter, the minimum consolidated interest coverage ratio permitted to be maintained will be lower than previously permitted.

Minimum EBITDA Covenant.  For the consecutive test periods beginning on October 1, 2009, through December 31, 2010, PGT Industries is required to maintain a minimum consolidated EBITDA. Thereafter, the maintenance of a minimum consolidated EBITDA does not apply.

Interest on Loans.  The loans under the Credit Agreement comprising each alternate base rate borrowing and eurodollar borrowing are modified such that additional interest will be added to the rate in effect immediately prior to the effectiveness of the amendment solely during any fiscal quarter immediately following a test period in which the ratio of (x) consolidated indebtedness minus cash and cash equivalents (in each case as of the last day of the relevant test period and, in the case of a test period that includes the fourth quarter of 2009, after giving pro forma effect to the application of any prepayments in connection with the amendment to the Credit Agreement to (y) consolidated EBITDA for such test period exceeds 4.25:1.0. Such additional interest shall be 2.5% per annum which shall be capitalized and added to the unpaid principal amount of the loans on the last day of each applicable fiscal quarter of PGT Industries pursuant to the provision described above (“Additional Interest”). Additional Interest shall not be taken into account for purposes of calculating the financial covenants set forth in the Credit Agreement or any of the associated definitions when used therein or for purposes of any other references or uses of such financial definitions or the associated definitions in the Credit Agreement.

Alternate Base Rate.  A minimum alternate base rate of 4.25% has been established.

Applicable Margin.  The applicable margin in effect from time to time used to determine the interest rate on eurodollar and alternate base rate revolving loans is increased by 25 basis points for the three levels of total leverage ratio ranging from greater than 3.5:1 to greater than 4.5:1.

Excess Cash Flow.  The excess cash flow percentage applicable to the secured leverage ratio as of the applicable test date (used to calculate prepayments in accordance with the Credit Agreement which are made in an aggregate principal amount equal to the excess cash flow percentage of excess cash flow for the appropriate period) has been modified such that the percentage applicable to a secured leverage ratio of equal to or less than 3:5:1 is 75% and that applicable to a secured leverage ratio of greater than 3.5:1 is 90%. The amendment clarifies that proceeds from the rights offering described below or the sale of certain equity securities of the Company will not be included in the calculation of excess cash flow.

The proceeds from the rights offering described below, less expenses incurred in connection with the rights offering and the amendment of our Credit Agreement, will be used to repay a portion of our outstanding indebtedness under our Credit Agreement and thereby result in the effectiveness of the amendment described above.

The Agent, other Credit Agreement agents, certain of the other lenders under the Credit Agreement, and certain of their respective affiliates have performed or may in the future perform various commercial banking, lending, investment banking, financial advisory, trustee, hedging, or other services for us and certain of our affiliates, for which they have received or will receive fees and reimbursement of expenses.

Recent Developments: Rights Offering. On February 12, 2010, the Company issued to stockholders of record as of the close of business on February 8, 2010, non-transferable subscription rights to purchase up to an aggregate of 20,382,326 shares of our common stock at a subscription price of $1.50 per share. The terms and conditions of the rights offerng are set forth in the Company’s prospectus, dated February 10, 2010, as supplemented by the Company’s prospectus supplement, dated February 11, 2010. The rights offering is scheduled to expire at 5:00 p.m., Eastern Time, on March 12, 2010, unless extended by the Company.  The proceeds from the rights offering, less expenses incurred in connection with the rights offering and our recent amendment of our Credit Agreement, will be used to repay a portion of our outstanding indebtedness under our Credit Agreement and for general corporate purposes. We expect the total purchase price of the shares offered in the rights offering to be $30,573,489 assuming full participation.

10.	Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning the Options.

A list of our directors and executive officers is set forth below.

NAME	POSITIONS AND OFFICES HELD

Rodney Hershberger	President, Chief Executive Officer, and Director
Jeffrey T. Jackson	Executive Vice President and Chief Financial Officer
Deborah L. LaPinska	Vice President – Sales and Marketing
Mario Ferrucci III	Vice President, General Counsel, and Secretary
David McCutcheon	Vice President – Florida Operations
Monte Burns	Vice President – North Carolina Operations
Daniel Agroskin	Director
Alexander R. Castaldi	Director
Richard D. Feintuch	Director
Ramsey A. Frank	Director
Paul S. Levy	Director and Chairman of the Board
M. Joseph McHugh	Director
Brett N. Milgrim	Director
William J. Morgan	Director
Floyd F. Sherman	Director
Randy L. White	Director

The address of each director and executive officer is: c/o PGT, Inc., 1070 Technology Drive, North Venice, Florida 34275. In addition. Mr. Levy is the managing member of JLL Associates G.P. IV, L.L.C., which is the general partner of JLL Associates IV, L.P., which in turn is the general partner of JLL Fund IV, the beneficial owner of approximately 52.6% of the outstanding shares of our common stock. Messrs Agroskin, Castaldi, Frank, and Milgrim hold positions with JLL Partners, Inc., an affiliate of JLL Fund IV.

As of March 5, 2010, our executive officers and non-employee directors (16 persons) as a group beneficially owned options outstanding under our 2004 Plan and 2006 Plan to purchase a total of approximately 891,726 shares of our common stock. This number represented approximately 67% of the shares subject to all options outstanding under the 2004 Plan and 2006 Plan as of that date. Officers of the Company and members of our board of directors are not eligible to participate in this Option Exchange.

The following table sets forth the beneficial ownership of the Company’s executive officers and directors and of JLL Fund IV with respect to options (including options that are not eligible options) outstanding as of March 5, 2010. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock, which was 2,204,480 as of March 5, 2010.

Name of Beneficial Owner	Number of Options Beneficially Owned	Percentage of Total Outstanding Options

JLL Partners Fund IV, L.P.	–	–

Directors
Daniel Agroskin	–	–
Alexander R. Castaldi	–	–
Richard D. Feintuch	–	–
Ramsey A. Frank	–	–
Paul S. Levy	–	–
M. Joseph McHugh	–	–
Brett N. Milgrim	–	–
William J. Morgan	–	–
Floyd F. Sherman	9,931	0.5%
Randy L. White	12,579	0.6%

Executive Officers
Rodney Hershberger	329,209	14.9%
Jeffrey T. Jackson	213,929	9.7%
Deborah L. LaPinska	178,469	8.1%
Mario Ferrucci III	81,888	3.7%
David McCutcheon	124,493	5.6%
Monte Burns	78,894	3.6%

All directors and executive officers as a group (16 persons)	1,029,392	46.7%

The Company is party to the Amended and Restated Security Holders’ Agreement, dated as of June 27, 2006, among the Company, JLL Fund IV, Mr. Hershberger, Mr. Jackson, Ms. LaPinska, Mr. McCutcheon, Mr. White, and the other stockholders named therein. Our amended and restated security holders’ agreement provides that, upon the request of JLL Fund IV, we will register under the Securities Act of 1933, as amended, shares of our common stock held by JLL Fund IV for sale in accordance with its intended method of disposition, and will take other actions as are necessary to permit the sale of the shares in various jurisdictions. In addition, if we register any of our equity securities either for our own account or for the account of other security holders, JLL Fund IV is entitled to notice of the registration and may include its shares in the registration, subject to certain customary underwriters’ “cut-back” provisions. All fees, costs, and expenses of underwritten registrations will be borne by us, other than underwriting discounts and selling commissions, which will be borne by each stockholder selling its shares. Our obligation to register the shares and take other actions is subject to certain restrictions on, among other things, the frequency of requested registrations, the number of shares to be registered and the duration of these rights.  A copy of the amended and restated security holders’ agreement is included as an exhibit to our Schedule TO, of which this Offer to Exchange is part, filed with the SEC and incorporated herein by reference.

Except for outstanding options to purchase common stock and restricted stock awards granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to our equity incentive plans, and except as set forth above or elsewhere in the Offer Materials, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Except as otherwise described in the Offer Materials or in our filings with the SEC, there have been no transactions in options to purchase our common stock that were effected during the past 60 days by PGT, or to our knowledge, by any executive officer, director, or affiliate of PGT. For more detailed information on the beneficial ownership of our common stock, you can consult the section entitled “Security Ownership of Certain Beneficial Owners and Management” in our definitive proxy statement for our 2009 annual meeting of stockholders.

No securities are to be purchased from any executive officer, director, or affiliate of PGT pursuant to this Offer.

11.	Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

Eligible options properly tendered for exchange and not validly withdrawn will be cancelled on the completion date of this Offer. Shares subject to cancelled options granted under the 2004 Plan will be available for future awards under the 2004 Plan. Shares subject to cancelled options granted under the 2006 Plan will be available for future awards under the 2006 Plan.

We have adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R). Under SFAS 123R, we expect to recognize the incremental compensation cost, if any, of the new stock option awards granted in this Option Exchange. The incremental compensation cost will be measured as the excess of the fair value of each replacement option granted to employees in exchange for eligible options, measured as of the date such replacement options are granted, over the fair value of the original stock option surrendered in exchange for such awards, measured immediately before the exchange. The incremental and remaining compensation expense associated with the Option Exchange will be recognized over the service period of such awards. If any portion of the replacement options granted is forfeited prior to the completion of the service condition as a result of termination of employment, the compensation cost for the forfeited portion of the award will not be recognized.

12.	Agreements; Legal Matters; Regulatory Approvals.

We are not party to any material legal proceeding relating to or affecting this Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of replacement options as contemplated by this Option Exchange. If any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, is required for the acquisition or ownership of our options and a procedure for obtaining such approval is practically available, as contemplated herein, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options or not accept options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept eligible options tendered for exchange and to grant replacement options for such eligible options tendered for exchange is subject to conditions, including the conditions described in Section 6.

If we are prohibited by federal or state securities laws or regulations from granting replacement options after the expiration of this Offer, we will either not grant any replacement options or delay the grant of replacement options, in our sole discretion. If any such prohibition arises, we will use reasonable efforts to promptly effect the grant, but, if the grant is prohibited, we will not grant any replacement options, and the eligible options you tendered for exchange will not be cancelled and will be promptly returned to you.

13.	Material U.S. Federal Income Tax Consequences.

The following is a general summary of the material U.S. federal income tax consequences of participating in the Option Exchange for those holders of eligible options subject to U.S. federal income tax.  This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed U.S. Treasury regulations, and published rulings and court decisions, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect.  The federal tax laws may change and the federal, state, and local tax consequences for each option holder will depend upon his individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

We recommend that you consult your own tax advisor with respect to the U.S. federal, state, local and any non-U.S. tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

In addition, if you are a citizen or resident or subject to the tax laws of more than one country, there might be additional or different tax and social insurance consequences that may apply to you.  We strongly recommend that you consult an independent tax advisor regarding the tax consequences to you of participating in the Option Exchange.

If you are an option holder who chooses to exchange your outstanding eligible options for replacement options pursuant to the Offer, you generally should not recognize income for U.S. federal income tax purposes at the time of the exchange.  We believe that the Option Exchange will be treated as a non-taxable exchange.

Replacement options will be treated as non-qualified stock options for U.S. federal income tax purposes.  Under current law, an option holder generally will not realize taxable income upon the grant or vesting of a non-qualified stock option.  However, when an option holder exercises the option, the excess of the fair market value of the shares subject to the option on the date of exercise over the exercise price of the option generally will be compensation income taxable to the option holder.  Any income recognized by the option holder upon exercise of a non-qualified option will be subject to income tax withholding and to payroll taxes (FICA and FUTA) and will be reported on Form W−2.

The option holder will have a tax basis in the shares acquired through the exercise of an option equal to the fair market value of those shares on the date of exercise. Upon disposition of the shares, any increase or decrease in the value of the stock since the date of exercise is treated as capital gain or loss and such gain or loss will be long-term or short-term depending upon how long the stock was held after the date of exercise.

14.	Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open, and thereby delay the acceptance for exchange of any eligible options, by giving oral or written notice of such extension to the holders of options who are eligible to participate in the Option Exchange or making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, prior to 5:00 p.m., Eastern Time, on the completion date of this Offer, to terminate or amend this Offer and to postpone our acceptance and cancellation of any eligible options tendered for exchange upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of such termination, amendment, or postponement to the holders of options who are eligible to participate in the Option Exchange and making a public announcement thereof. We will return the options tendered for exchange promptly after termination or withdrawal of an offer to exchange.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer.

Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension of the Offer, the amendment must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced completion date of the Offer. Any public announcement made pursuant to this Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise, or otherwise communicate any such public announcement other than by making a press release.

If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend the Offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice or otherwise notify you of such action in writing after the date of such notice:

(a) we increase or decrease the amount of consideration offered for the options;

(b) we decrease the number of options eligible to be tendered for exchange in this Offer; or

(c) we increase the number of options eligible to be tendered for exchange in this Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this Offer immediately prior to the increase;

and if this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent, or given in the manner specified in this Section 14 of this Offer, we will extend this Offer so that this Offer is open at least ten business days following the publication, sending, or giving of notice.

15.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer, or other person for soliciting elections to exchange options pursuant to this Offer.

16.	Additional Information.

We recommend that, in addition to this Offer to Exchange and the Election Form, you review the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

(a) our Annual Report on Form 10-K for the fiscal year ended January 3, 2009, filed with the SEC on March 19, 2009.

(b) our Definitive Proxy Statement for the 2009 Annual Meeting of Stockholders, filed with the SEC on April 20, 2009.

(c) our Quarterly Report on Form 10-Q for the fiscal quarter ended October 3, 2009, filed with the SEC on November 12, 2009, as amended on December 17, 2009.

(d) The description of our common stock included in our registration statement on Form 8-A, filed with the SEC on June 16, 2006, including any amendments or reports we file or have filed for the purpose of updating that description.

These filings, our other annual, quarterly, and current reports, our proxy statements and our other SEC filings may be examined at, and copies may be obtained from, the SEC’s public reference rooms located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at (202) 551-8090. The SEC also maintains an internet website at http://www.sec.gov that contains our filed reports, proxy and information statements, and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.pgtindustries.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this Offer, is not incorporated by reference into this document, and should not be relied upon in connection with making any investment decision with respect to our common stock.

We will also provide, without charge, to each person to whom a copy of this Offer is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

PGT, Inc.
1070 Technology Drive
North Venice, Florida 34275
Attention: Corporate Secretary
Tel.: (941) 480-1600

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in the Offer Materials about PGT should be read together with the information contained in the documents to which we have referred you.

17.	Miscellaneous.

This Option Exchange and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed in our most recently filed report on Form 10-K.

The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this Offer.

We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this Offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION, OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

PGT, Inc.
March 8, 2010